Exhibit (a)(5)(F)

Equity Considerations in Connection with GlaxoSmithKline Transaction

Safe Harbor Statement To the extent that statements contained in this presentation are not descriptions of historical facts regarding TESARO, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "may," "will," "expect," "anticipate," "estimate," "intend," and similar expressions (as well as other words or expressions referencing future events, conditions, or circumstances) are intended to identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding the anticipated business combination; the expected timing of the completion of the transaction; the ability to complete the transaction considering the various closing conditions; the accuracy of any assumptions underlying any of the foregoing; and the anticipated payments that would be made to holders of shares of TESARO common stock and TESARO equity awards in connection with the transaction. Any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those currently anticipated due to a number of risks and uncertainties. Risks and uncertainties that could cause the actual results to differ from expectations contemplated by forward-looking statements include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many of TESARO’s stockholders will tender their stock in the offer; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; and other risks and uncertainties detailed from time to time in documents filed with the SEC by TESARO, including current reports on Form 8-K, quarterly reports on Form 10-Q and annual reports on Form 10-K, as well as the Schedule 14D-9 filed by TESARO, as updated or amended from time to time. All forward-looking statements are based on information currently available to TESARO, and TESARO assumes no obligation to update any forward-looking statements.

Important Notices: About the Tender Offer and Additional Information and Where to Find It This communication is for internal informational purposes only and is neither a recommendation, an offer to purchase nor a solicitation of an offer to sell securities. On December 14, 2018, GlaxoSmithKline plc (“GSK”), GlaxoSmithKline LLC and Adriatic Acquisition Corporation (“AAC”) filed with the U.S. Securities and Exchange Commission (the “SEC”) a tender offer statement on Schedule TO regarding the tender offer by AAC to purchase all of the issued and outstanding shares of common stock (the “Shares”) of TESARO, Inc. (the “Company”). The Company filed a solicitation/recommendation statement with the SEC on Schedule 14D-9 with respect to the tender offer on December 14, 2018. Holders of Shares are urged to read the tender offer statement and the Schedule 14-9 (as each may be updated and amended from time to time) as they contain important information that holders of Shares should consider before making any decision regarding tendering their Shares. These materials will be made available to TESARO’s stockholders at no expense to them by Innisfree M&A Incorporated, the Information Agent, for the tender offer. In addition, the tender offer statement and other documents filed by GSK and TESARO with the SEC are available for free at the SEC’s website at www.sec.gov. This communication is not intended for distribution to, or use by, any person or entity in any jurisdiction or country where such distribution or use would be contrary to local law or regulation. This communication does not constitute, nor does it form part of, any offer or invitation to buy, sell, exchange or otherwise dispose of, or any issuance, or any solicitation of any offer to sell or issue, exchange or otherwise dispose of any securities. This communication does not constitute investment, legal, tax, accountancy or other advice or a recommendation with respect to such securities, nor does it constitute the solicitation of any vote or approval in any jurisdiction. The depositary for the tender offer is Computershare Trust Company, N.A. For questions relating to the tender offer, please call the Information Agent, Innisfree M&A Incorporated toll-free at (888) 750-5834.

Disclaimer This presentation is intended to provide a general overview of how your stock options, restricted stock units (“RSUs”) and shares of common stock (including shares purchased through the ESPP) are expected to be treated at the closing of the proposed transaction between TESARO, Inc. and GlaxoSmithKline plc (“GSK”). In providing this presentation, TESARO, Inc. is not providing any legal, tax or financial advice. You should consult with a qualified tax, financial or other advisor for questions specific to your personal situation.

Agenda Stock options and RSUs Employee Stock Purchase Plan (ESPP) Shares of Common Stock held by Associates Additional resources

Employee Options and RSUs Includes: Unvested stock options and RSUs Unvested stock options and RSUs will fully accelerate and vest upon the acquisition closing date, provided the Associate remains employed by TESARO through such date Vested and unexercised stock options Vested stock options were exercisable through close of trading Friday, January 11, 2019 (subject to black-out) All equity awards that are outstanding and unexercised as of the closing date (whether vested or unvested) will be cancelled and converted into the right to receive the cash merger payment, less, in the case of stock options, the applicable exercise price per option Cash merger payment will be paid to Associates’ brokerage accounts at E*Trade approximately one week after acquisition close Stock options that have an exercise price that equals or exceeds the merger consideration will be canceled for no consideration. Applicable taxes will be withheld from amounts delivered to you and will be reflected in your payroll records; standard supplemental income tax rates will apply (US) Equity statements with a breakdown of income realized for each award that is converted to cash will be made available in Associates’ brokerage accounts by mid-February Keep this statement for your personal records

Shares Held Directly by Associates Includes Shares received through prior RSU vesting or a prior exercise and hold of stock options Shares purchased under TESARO’s ESPP Any other share of common stock Payment of merger proceeds ($75/share) will be facilitated by brokers holding shares for Associates If you properly tendered your shares in the offer, you will be paid for your shares by Computershare (the paying agent of the tender offer) approximately one week after the acquisition close date. If you did not tender your shares, you will be paid by Computershare after you complete and return a letter of transmittal that will be sent to you after the acquisition close date. Taxes are not expected to be withheld on value of shares cashed out Cash received in exchange for ESPP shares at acquisition close date will be subject to normal ESPP tax rules, including rules for a disqualifying disposition like the cash-out (provided that the payee has furnished the appropriate IRS Form W-9 or W-8 (which the payee will presumably have already been required to provide to its broker in the case of shares held in a brokerage account)) E*Trade will send quarterly statement and, in January 2020, IRS Form 1099 (US). Shares held at E*Trade: Shares from vested RSUs, exercised options, ESPP

Tax Withholding by TESARO (US) Federal Income Tax Supplemental income withholding rates: For annual supplemental income up to $1m: 22% For annual supplemental income above $1m: 37% State Income Tax, as applicable Supplemental income withholding rate: MA = 5.05% Social Security 6.2%, up to earnings of $132,900 Medicare 1.45% - 2.35%, depending on annual income Local Taxes As applicable Income realized and taxes withheld by TESARO will be reported on: Pay Stub 2019 W-2 Taxes withheld by TESARO may not equal your tax liability Consult with a qualified tax advisor for your personal tax situation.

Tax Withholding by TESARO (Int’l) Consult with a qualified tax advisor for your personal tax situation. Italy - Austria France - Spain UK - Switzerland Germany - Portugal Netherlands - Finland Denmark - Sweden Local individual tax and social security rates will apply - Check with your country payroll department

Options and RSUs Cash Payment Calculation

Employee Stock Purchase Plan (ESPP) (US) Final ESPP purchase occurred on January 11, 2019 Purchase included Associate contributions through the last payroll prior to the purchase date Shares purchased utilized normal ESPP purchase price calculation rules: As a result, purchase price was equal to 85% of the closing price of TESARO stock on September 4, 2018 ($33.12) In the case of shares delivered to Associate accounts at E*Trade by January 14, Associates will receive payment through E*Trade subject to first returning a completed letter of transmittal (see slide deck on shares held directly) Any residual amounts will be refunded to Associates through payroll after the acquisition close date

Equity Payment Summary (US) Type of Equity Payment Method Timing of Payment Tax Withholding* Reporting Vested and Unexercised Stock Options: ISOs NQSOs Payment deposited into E*Trade brokerage account minus withholding tax Approximately one week after acquisition close date Taxes withheld on income realized using supplemental rates (US) Income and taxes included on paystub and 2019 W-2; Equity statement available on etrade.com Unvested: RSUs Stock Options Payment deposited into E*Trade brokerage account minus tax withholding Approximately one week after acquisition close date Taxes withheld on income realized using supplemental rates (US) Income and taxes included on paystub and 2019 W-2; Equity statement available on etrade.com Shares held Directly: Previously vested RSU Shares Previously exercised Options (buy and hold) Purchased ESPP shares Other shares Payment made by Computershare, the paying agent, in accordance with letter of transmittal after completion of required letter of transmittal After completion of tender offer or, if not tendered, after delivery to Computershare of the letter of transmittal [No taxes expected to be withheld on payments (provided that the payee has furnished the appropriate IRS Form W-9 or W-8)] [Quarterly Statement from E*Trade; Form 1099 in January 2020 available on etrade.com] * Consult with a qualified tax advisor as your actual tax liability may differ from the amount withheld by TESARO. Please contact Jean Cappucci with any questions about US tax withholdings.

Announcement, Title, Or Quote Equity Payment Summary (Int’l) Payments for unvested RSUs and for stock options (whether vested or unvested) to be paid through E*TRADE, net of local maximum tax and social security withholdings. These net amounts will be reflected in payroll in addition to the Associate’s normal monthly income. The difference between (i) the amount of tax and social security withholdings as withheld at maximum local rates and (ii) the actual amount of tax and social security withholdings due will be reimbursed as part of the February payroll (February 25, 2019). Please contact Nicolas Hochuli with any questions about international tax withholding.

Equity Payment Summary (Int’l) Type of Equity Payment Method Timing of Payment Tax Withholding* Reporting Vested and Unexercised Stock Options: ISOs NQSOs Payment deposited into E*Trade brokerage account minus withholding rate (max tax rate + social security) + process in Feb payroll with difference between effective final rate and withholding rate paid Approximately one week after acquisition close date + payroll of February 2019 Taxes and social security withheld on income realized Income and taxes included on paystub and year-end reporting document and Equity statement available on etrade.com Unvested: RSUs Stock Options Payment deposited into E*Trade brokerage account minus withholding rate (max tax rate + social security) + process in Feb payroll with difference between effective final rate and withholding rate paid Approximately one week after acquisition close date + payroll of February 2019 Taxes and social security withheld on income realized Income and taxes included on paystub and year-end reporting document and Equity statement available on etrade.com Shares held: Vested RSU Shares Vested and Exercised Options Payment made by Computershare, the paying agent, in accordance with letter of transmittal after completion of required letter of transmittal After completion of tender offer or, if not tendered, after delivery to Computershare of the letter of transmittal [No taxes expected to be withheld on payments (provided that the payee has furnished the appropriate IRS Form W-9 or W-8)] [Quarterly Statement from E*Trade; Form 1099 in January 2020 available on etrade.com] * Consult with a qualified tax advisor as your actual tax liability may differ from the amount withheld by TESARO.